Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED CERTIFICATE OF INCORPORATION

OF

MDU COMMUNICATIONS INTERNATIONAL, INC.
(“Corporation”)

Pursuant to Section 242
of the General Corporation Law of the
State of Delaware

MDU Communications International, Inc., a Corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

First: The currently effective Amended Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended as follows:

1. Paragraph 4.1 of Article IV of the Certificate is hereby amended as follows:

“4.1  Authorized Capital.  The Corporation shall have authority to issue (a) thirty five million (35,000,000) shares of Common Stock, and (b) five million (5,000,000) shares of Preferred Stock.  Each share of Common Stock and Preferred Stock shall have a par value of one-tenth of one cent $0.001.”

2. Article IV of the Certificate is hereby further amended to insert the following paragraph immediately following the last paragraph of Article IV as currently effective:

“4.5 Reverse Split. As of 11:59 P.M. (EST) on December 9, 2010 (the “Effective Date”) every ten (10) shares of  issued and outstanding Common Stock will be combined into and automatically become one (1) validly issued share of outstanding Common Stock of the Corporation. The Corporation will not issue certificates representing fractional shares of Common Stock in connection with the Reverse Split.  Each holder of a certificate or certificates of pre-split Common Stock shall be entitled to receive, upon surrender of such certificates, a new certificate or certificates for a number of shares equal to such holder’s pre-split Common Stock divided by ten (10), with any fraction resulting from such multiplication rounded up to the nearest whole number.”

Second: This Certificate of Amendment was adopted by the approval of stockholders of the Company at the Annual Meeting of Stockholders held June 10, 2010.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed this 8th day of December 2010.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Bradley D. Holmstrom
Name: Bradley D. Holmstrom
Title: General Counsel and Corporate Secretary